Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 8, 2021, by and among GX Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), GX Acquisition Corp., a Delaware corporation (“GX”), and Celularity Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,187,500 shares of GX Class B Common Stock and 7,000,000 GX Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, GX, Alpha First Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Alpha Second Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) and the Company entered into a Merger Agreement and Plan of Reorganization (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of GX (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to GX and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1  No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of GX, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of GX Common Stock or GX Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of GX Common Stock or GX Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that such Sponsor may Transfer any shares of GX Common Stock or GX Warrants owned by such Sponsor to any partner, member, or affiliate of such Sponsor in accordance with the terms of the Certificate of Incorporation of GX; provided further, that in each case such transferee of such shares of GX Common Stock or GX Warrants evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same extent as the Sponsor.

Section 1.2  New Shares. In the event that (a) any shares of GX Common Stock, GX Warrants or other equity securities of GX are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of GX Common Stock or GX Warrants of, on or affecting the shares of GX Common Stock or GX Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of GX Common Stock, GX Warrants or other equity securities of GX after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of GX Common Stock or other equity securities of GX after the date of this Sponsor Agreement (such shares of GX Common Stock, GX Warrants or other equity securities of GX, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of GX Common Stock or GX Warrants owned by such Sponsor as of the date hereof.

Section 1.3  Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to GX and the Company a duly executed copy of that certain Registration Rights Agreement, by and among GX, the Sponsor Holdco, the Target Holders and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit A to the Merger Agreement.

Section 1.4  Sponsor Agreements.

(a)  At any meeting of the shareholders of GX, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of GX is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of GX Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of GX Common Stock:

(i)  in favor of each GX Proposal;

(ii)  against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the GX Proposals);

(iii)  against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GX;

(iv)  against any change in the business, management or GX Board (other than in connection with the GX Proposals); and

(v)  against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of GX, First Merger Sub or Second Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, GX;

provided, however, that such Sponsor shall not vote or provide consent with respect to any of its GX Common Stock or New Securities that have the power to vote (including, without limitation, by proxy or power of attorney) that are not held by GX’s directors, officers, affiliates or greater than 5% shareholders of GX, or take any other action, in each case to the extent any such vote, consent or other action would preclude GX from filing the Registration Statement with the SEC as contemplated by the Merger Agreement. Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)  Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated May 20, 2019, by and among the Sponsors and GX (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of GX Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)  During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Section 9.01 thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than GX or any of its Subsidiaries), on the one hand, and GX or any of its Subsidiaries, on the other hand (including, for the avoidance of doubt, the Voting Letter Agreement) without the Company’s prior written consent.

Section 1.5  Anti-Dilution Waiver. Each Sponsor hereby waives, to the fullest extent permitted by Law, the ability to adjust the Initial Conversion Ratio (as defined in the GX Certificate of Incorporation) pursuant to Section 4.3(b) of the GX Certificate of Incorporation in connection with the issuance of additional GX Class A Common Stock in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Agreement (and any GX Class A Common Stock issued in connection with the Transactions) and shall be void and of no force and effect following the Expiration Time.

Section 1.6  Binding Effect of Merger Agreement. Each Sponsor shall be bound by and comply with Sections 7.06 (Exclusivity) and 7.11 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to “GX” in Section 7.06 of the Merger Agreement also referred to each Sponsor.

Section 1.7  Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.8  No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to GX and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)  Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Remedies Exceptions). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)  Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of GX Common Stock and GX Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of GX Common Stock or GX Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of GX Common Stock or GX Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the GX Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of GX Common Stock and GX Warrants are the only equity securities in GX owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of GX Common Stock or GX Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of GX Common Stock or GX Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the GX Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of GX or any equity securities convertible into, or which can be exchanged for, equity securities of GX.

(c)  No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of GX Common Stock or GX Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)  Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)  Brokerage Fees. Except for Credit Suisse Securities (USA) LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions upon arrangements made by such Sponsor, for which GX or any of its Affiliates may become liable.

(f)  Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with GX or its Subsidiaries.

(g)  Acknowledgment. Such Sponsor understands and acknowledges that each of GX and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1  Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Certificate of Incorporation of GX and (c) the written agreement of the Sponsor, GX, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2  Governing Law. This Sponsor Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Sponsor Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Sponsor Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Sponsor Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.3  CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Sponsor Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Sponsor Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.3.

Section 3.4  Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.6  Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by GX, the Company and the Sponsor Holdco.

Section 3.7  Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8:

If to GX:

GX Acquisition Corp.

1325 Avenue of the Americas, 25th Floor

New York, New York 10019

Attention: Jay Bloom and Dean Kehler

Email: jay.bloom@trimarancapital.com and dean.kehler@trimarancapital.com with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Michael Chitwood

Michael Civale

Email:	Michael.Chitwood@skadden.com

Michael.Civale@skadden.com

If to the Company:

Celularity Inc.

170 Park Avenue

Florham Park, NJ 07932

Attention:	Keary Dunn
Email:	keary.dunn@celularity.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention:	Yvan-Claude Pierre

Kevin Cooper

Email:	ypierre@cooley.com

kcooper@cooley.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Michael Chitwood

Michael Civale

Email:	Michael.Chitwood@skadden.com

Michael.Civale@skadden.com

Section 3.9  Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10  Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, GX, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

GX SPONSOR LLC

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Managing Member

/s/ Jay R. Bloom
Name: Jay R. Bloom

/s/ Dean C. Kehler
Name: Dean C. Kehler

/s/ Michael G. Maselli
Name: Michael G. Maselli

/s/ Andrea J. Kellett
Name: Andrea J. Kellett

/s/ Hillel Weinberger
Name: Hillel Weinberger

/s/ Marc Mazur
Name: Marc Mazur

/s/Paul S. Levy
Name: Paul S. Levy

[Signature Page to Sponsor Support Agreement]

GX:

GX Acquisition Corp.

By:	/s/ Dean C. Kehler
Name:	Dean C. Kehler
Title:	Co-Chairman and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

CELULARITY INC.

By:	/s/ Robert J. Hariri, M.D., Ph.D.
Name:	Robert J. Hariri, M.D., Ph.D.
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]